SCHEDULE A


      This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by VN Capital Fund I, L.P. and Mr. Vanasek since the filing of the Statement. All transactions were effectuated in the open market through a broker.


             Number of
Date           Shares                Price Per Share (1)
----         ---------               ---------------

03/31/06           154                  $0.00  (2)
06/30/06           150                  $0.00  (2)
09/30/06           168                  $0.00  (2)
12/31/06           172                  $0.00  (2)
03/27/08         1,000                  $0.00  (3)
11/14/08         1,200                  $1.37
11/19/08           120                  $1.13
12/01/08         2,500                  $0.97
02/18/10         4,000                  $1.91
03/12/10         6,306                  $1.99
04/26/10         4,935                  $0.00  (4)


(1) Excludes commissions and other execution-related costs.

(2) Represents payment for a portion of director fees owed by American Locker Group, Inc. to Mr. Vanasek for the respective quarter.
(3) Represents payment of director fees owed by American Locker Group, Inc. to Mr. Vanasek.
(4) Represents payment of director fees owed by American Locker Group, Inc. to Mr. Vanasek for the quarters ending September 30, 2009, December 31, 2009 and March 31, 2009.